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                                                                  EXHIBIT (a)(7)

                         BRIGGS & STRATTON CORPORATION

                        Offer To Purchase For Cash Up To
                      5,875,000 Shares Of Its Common Stock
            (Including the Associated Common Stock Purchase Rights)
                  At A Purchase Price Not In Excess of $51.00
                         Nor Less Than $43.00 Per Share

To Participants in the Briggs & Stratton Regional Plants Retirement and Savings
Plan:

     Briggs & Stratton Corporation announced that the Company's Board of Directors approved a plan to repurchase up to 5,875,000 shares of its common stock.

     In this repurchase plan, called a tender offer, shareholders have an opportunity to sell any or all of their shares at prices not in excess of $51.00 nor less than $43.00 per share. After shares are tendered by shareholders, the Company selects a price and buys back shares at such selected price (which will be within that range) that have been tendered at or below that price.

     Enclosed with this letter are all of the materials relating to this tender offer, including a letter from CG Trust Company ("CG Trust"), the trustee of your savings plan.

     These materials contain important information about the tender offer and should be carefully reviewed. When reviewing the information, please keep the following points in mind:

     As a Savings Plan participant, you have the right, under terms of the plan, to decide whether or not to direct CG Trust to tender shares reflecting your interest in the Briggs & Stratton Corporation Stock Fund or the PAYSOP Stock Fund (collectively, the "Fund") credited to your individual account. Only CG Trust as the trustee of the Savings Plan can actually tender the shares attributable to your individual account.

     If you decide to direct CG Trust to tender any or all of your shares, you will be entitled to specify the price or prices (within the limits of the tender offer) at which they should be tendered. Refer to the instructions on the enclosed "Direction Form", which must be filled out and returned to CG Trust at the address in the enclosed letter from CG Trust.

          -- The Direction Form must be received by CG Trust by 5:00 p.m., New York City time, on Friday, May 16, 1997, unless this deadline is extended.

          -- Be sure to complete and return the Direction Form even if you decide not to instruct CG Trust to tender any shares.

     If CG Trust does not receive a complete, signed original Direction Form by the deadline, CG Trust will not tender any shares in the Fund credited to your individual account.

     IMPORTANT: IF YOU DIRECT CG TRUST TO TENDER SAVINGS PLAN SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT AND THEY ARE REPURCHASED BY THE COMPANY, ANY PROCEEDS WILL BE REINVESTED IN THE FIXED INCOME FUND (CIGNA GUARANTEED INCOME FUND) AS SOON AS ADMINISTRATIVELY POSSIBLE AND SUCH INVESTMENT WILL BE CREDITED TO YOUR INDIVIDUAL ACCOUNT.

     IF YOU WISH TO HAVE ANY PROCEEDS OF THE SALE OF SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT WHICH WERE REINVESTED IN THE FIXED INCOME FUND (CIGNA GUARANTEED INCOME FUND) INVESTED IN OTHER INVESTMENT OPTIONS OFFERED UNDER THE SAVINGS PLAN, PLEASE CALL CG TRUST AT 1-800-253-2287.

          -- Only after such proceeds are reinvested as described above will you be able to instruct CG Trust to invest any proceeds of the sale of shares attributable to your individual account in other investment options offered under the Savings Plans.
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     While there is no gain or loss recognized by participants in the Savings
Plans as a result of this tender offer, plan, the tax treatment of future withdrawals or distributions from the plan may be adversely impacted by a tender or sale of shares in the Fund (see the "Investment of Tender Proceeds" section in the enclosed letter from CG Trust).

     CG Trust will keep your decision confidential and will not disclose it to any directors, officers or employees of Briggs & Stratton Corporation.

     Neither Briggs & Stratton Corporation, its Board of Directors, CG Trust as trustee, the Dealer Manager nor any other party makes any recommendations to you as to whether or not to tender shares or the price at which to tender. You must make your own decision on this offer.

     If you have any questions after reviewing the materials, contact:

     CG Trust at 1-800-253-2287 for information on the procedure for tendering the shares attributable to your individual account, or

     Georgeson & Company Inc., the Information Agent for the tender offer, at 1-800-223-2064 for questions on the terms and conditions of the offer.

                                          Sincerely,

                                          BRIGGS & STRATTON CORPORATION

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QUESTIONS AND ANSWERS FOR SAVINGS PLAN PARTICIPANTS ABOUT THE BRIGGS & STRATTON
TENDER OFFER

Q. WHY IS THE COMPANY MAKING THIS TENDER OFFER TO PARTICIPANTS IN THE SAVINGS PLAN?

A. As a participant in the Savings Plan, you may have a proportional interest in the Fund. The contributions invested in the Fund represent a proportional interest in the assets of the Fund. The Fund is invested in Briggs & Stratton Corporation common stock, and your proportional interest in the Fund is held in an individual account for you by CG Trust (along with the Savings Plan's other investment funds). The Savings Plan provides that in the event of a tender offer, you may direct CG Trust to tender the number of shares of Company common stock that reflect your proportional interest in the Fund.

Q. IF I DECIDE TO DIRECT CG TRUST TO TENDER THE SHARES THAT REFLECT MY PROPORTIONAL INTEREST IN THE FUND, WILL I BE ABLE TO RECEIVE THE PROCEEDS?

A. No. All proceeds from any Fund shares that are tendered and sold will be automatically invested by CG Trust in the Fixed Income Fund (CIGNA Guaranteed Income Fund). The proceeds will be part of your individual account and may not be distributed except in accordance with the applicable terms of the Savings Plan. PROCEEDS FROM FUND SHARES THAT ARE TENDERED MAY NOT BE REINVESTED IN THE COMPANY STOCK FUND.

Q. WILL I BE ABLE TO CHANGE THE INVESTMENT FUNDS IN WHICH THE PROCEEDS OF FUND SHARES TENDERED ARE INVESTED?

A. Yes. Proceeds from the sale of Fund shares may be invested in other investment options offered under the Savings Plan by contacting CG Trust at 1-800-253-2287 after the reinvesting is complete.

Q.    IS THERE A FORM I HAVE TO RETURN?

A. Yes. Included in this mailing is a "Direction Form". Complete and return this form even if you decide not to direct the tender of any shares.

Q.    WHAT IS THE DEADLINE FOR RETURNING THE "DIRECTION FORM"?

A. The form must be received by CG Trust by 5:00 p.m., New York City time, on Friday, May 16, 1997, unless this deadline is extended.

Q.    WHAT IF I HAVE QUESTIONS?

A. Contact CG Trust at 1-800-253-2287 for information on the procedure for tendering the shares reflecting your interest in the Fund. Contact Georgeson & Company Inc., the Information Agent for the tender offer, at 1-800-223-2064 for questions on the terms and conditions of the offer.

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